Exhibit 10.47

AMENDMENT NO. 2

TO

CHANGE IN CONTROL/NONCOMPETITION AGREEMENT

Dated as of December 13, 2006

Reference is made to that certain Change in Control/Noncompetition Agreement dated as of August 1, 2001, as amended by Amendment No. 1 thereto dated as of July 15, 2005 (the “Agreement”), by and among Enterprise Bancorp, Inc. (the “Company”) and Enterprise Bank and Trust Company (the “Bank” and together with the Company, the “Employers”) and Robert R. Gilman (the “Executive”).

WHEREAS, the Employers and the Executive are in mutual agreement that certain changes to the Agreement, which would become effective as of January 1, 2007 (the “Effective Date”), would be advisable;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employers and the Executive hereby agree as follows:

Effective as of the Effective Date, the Agreement shall be amended, such that the various provisions of the Agreement referenced below shall be amended as set forth below.

Amendment to Section 4(a)(vii).  Section 4(a)(vii) shall be amended and restated in its entirety to read as follows:

any other compensation and benefits as may be provided in accordance with the terms and provisions of any other agreements between the Executive and either of the Employers and any applicable plans, programs, procedures and practices of the Employers;

Amendment to Section 4(c).  Section 4(c) shall be amended and restated in its entirety to read as follows:

(c)           For purposes of this Section 4, the Executive’s “Highest Annual Compensation” shall mean, as determined as of any Date of Termination, the sum of (i) the highest per annum rate of base salary paid by the Employers to the Executive at any time during the three-year period prior to such Date of Termination and (ii) the highest annual cash performance bonus or other annual cash incentive compensation paid by the Employers to the Executive, including all such cash amounts paid to the Executive individually and as part of an employee or executive officer group (or which would have been paid but for an election by the Executive to defer payment to a later period), with respect to any of the three most recently completed fiscal years of the Employers prior to such Date of Termination.

Amendment to Section 8(c).  In Section 8(c), clause (ii), contained in the eleventh through fourteenth lines thereof, shall be deleted in its entirety and clause (iii) shall be redesignated as clause (ii) and amended and restated in its entirety to read as follows:

(ii) the annual cash performance bonus or other annual cash incentive compensation paid by the Employers to the Executive, including all such cash amounts paid to the Executive individually and as part of an employee or executive officer group (or which would have been paid but for an election by the executive to defer payment to a later date), with respect to the most recently completed fiscal year prior to such date on which the Executive’s employment with the Bank is terminated.

The Agreement, as amended by this Amendment No. 2, is and shall continue to be in full force and effect and shall not be affected by this Amendment No.2, except and only to the extent specified above.

IN WITNESS WHEREOF, the undersigned Executive has hereunto set his hand and each of the Employers has caused this Amendment No. 2 to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

ENTERPRISE BANCORP, INC.

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

ENTERPRISE BANK AND TRUST COMPANY

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Robert R. Gilman
Robert R. Gilman